Exhibit 99.1

Press Release
SANTANDER BANCORP
REPORTS EARNINGS FOR THE QUARTER ENDED MARCH 31, 2008
San Juan, Puerto Rico, May 15, 2008 — Santander BanCorp (NYSE: SBP; LATIBEX: XSBP) (“the Corporation”) reported a net income of $17.7 million for the three-month period ended March 31, 2008, compared with net income of $11.7 million for the same period in 2007. For the three months ended March 31, 2008 and 2007, net income and other selected financial information, as reported are the following:

	Quarter ended
($ in thousands, except earnings per share)	31-Mar-08	31-Mar-07
Net Income	$17,722	$11,729
EPS(*)	$0.38	$0.25
ROA	0.78%	0.53%
ROE	12.90%	8.20%
Efficiency Ratio (**)	55.76%	62.28%

(*)	Per share data is based on the average number of shares outstanding during the periods.

(**)	Operating expenses divided by net interest income on a tax equivalent basis, plus other income excluding gain on sale of securities, gain on equity securities and extinguishment of liabilities.
The Corporation’s financial results for the three-month period ended March 31, 2008 were impacted by the following:
•	The provision for loan losses increased $17.6 million or 79.7% for the quarter ended March 31, 2008 compared to the same period in 2007. The $179.2 million allowance for loan losses as of March 31, 2008 represent 2.52% of total loans, 57.06% of non-performing loans and 85.92% of non-performing loans excluding loans secured by real estate;

•	The provision for loan losses represented 144.56% of the net charge-offs for the three months ended March 31, 2008;

•	The Corporation experienced an increment of 18 basis points on net interest margin, on a tax equivalent basis, to 4.12% for the quarter ended March 31, 2008 versus 3.94% for the same period in 2007;

For more information contact: María Calero (787) 751-6640 Evelyn Vega (787) 777-4546

•	An increase of $18.3 million or 53.8% in non-interest income for the quarter ended March 31, 2008 basically attributed to higher fees in broker-dealer, asset management and insurance fees of $5.7 million, a favorable market valuation adjustment on derivatives of approximately $3.9 million resulting from the adoption of new accounting standards, an increase in gains on sale of securities and loans of approximately $2.0 million and a gain of $8.6 million on the sale of a portion of the Corporation’s investment in Visa, Inc. in connection with its initial public offering. These increases were offset by a unfavorable fair value adjustment of approximately of $1.6 million for mortgage loans held for sale;

•	The operating expenses experienced a decreased of $0.6 million or 0.8% for the quarter ended March 31, 2008, when compared to the same periods in 2007.
Net Interest Income
The Corporation’s net interest income for the three months ended March 31, 2008 was $84.6 million, an increase of $5.2 million, or 6.6%, compared with $79.4 million for the three months ended March 31, 2007. This improvement was mainly due to a decrease in interest expense of $13.2 million or 15.1% when compared with the same period in prior year. The average cost of funds on interest-bearing liabilities experienced a decrease of 80 basis points from 4.79% for the first quarter ended March 31, 2007 to 3.99% for the first quarter ended March 31, 2008. The interest income reflected reduction of $8.1 million or 4.8% for the three months ended March 31, 2008 compared to the same period in 2007 due to decreases of $4.7 million or 3.2% and $2.8 million or 16.5% in interest income on loans and investment securities, respectively.
For the three-month period ended March 31, 2008, net interest margin, on a tax equivalent basis, was 4.12% compared to net interest margin, on a tax equivalent basis, of 3.94% for the same period in 2007. The 18 basis points increase in net interest margin, on a tax equivalent basis, was mainly due a decrease in interest expense on average interest-bearing liabilities of $13.2 million or 15.1% principally due to decrease in the cost of average interest-bearing liabilities of 80 basis points. This reduction in interest expense was principally due to the significant reduction of 135 basis points in the cost of funds of federal funds purchased and other borrowings and FHLB Advances from 5.55% for the first quarter of 2007 to 4.20% for the first quarter of 2008. There was a decrease in the yield on average interest-earning assets of 49 basis points resulting in a decrease of $8.8 million in interest income, on a tax equivalent basis, on average interest-earning assets.
For the three months ended March 31, 2008 average interest-earning assets decreased $1.9 million when compared with figures reported at March 31, 2007. This change was composed of an increase of $145.3 million in average net loans and $14.9 million in average interest-bearing deposits partially offset by decrease of $162.1 million in average investment securities mainly due to a sale of $125 million of certain investment securities available for sale during the first quarter of 2008. The increase in average net loans was mainly due to an increase of $141.8 million or

For more information contact: María Calero (787) 751-6640 Evelyn Vega (787) 777-4546

4.7% in average commercial loans. This improvement was composed of increases in corporate banking, middle market and construction portfolios of $95.0 million, $72.6 million and $16.8 million, respectively. There was also an increase of $37.0 million or 3.0% in the average consumer loan portfolio as a result of an increase in average credit card outstanding of $46.0 million and a decrease in average consumer finance loans of $12.5 million. These improvements were offset by a $40.2 million decrease in the average leasing portfolio. The average mortgage loan portfolio reflected an increase of $25.1 million for the three months ended March 31, 2008 compared with the same period the prior year.
Provision for Loan Losses
The Corporation’s provision for loan losses increased $17.6 million or 79.7% from $22.0 million for the three months ended March 31, 2007 to $39.6 million for the same period in 2008. The increase in the provision for loan losses was due primarily to increases in non-performing loans due to the deterioration in economic conditions in Puerto Rico, requiring the Corporation to increase the level of its reserve for loan losses. There was an increase of $188.4 million in past-due loans (non-performing loans and accruing loans past-due 90 days or more) which reached $323.8 million as of March 31, 2008, from $135.4 million as of March 31, 2007, and $301.6 million as of December 31, 2007. Non-performing loans were $314.0 million as of March 31, 2008, an increase of $195.3 million or 164.6%, compared to non-performing loans as of March 31, 2007.
Other Income
For the quarter ended March 31, 2008, other income reached $52.4 million, a $18.3 million or 53.8% increase when compared to $34.1 million for the same period in 2007. The other income was impacted by the following:
•	Broker-dealer, asset management and insurance fees reflected an increase of $ 5.7 million, due to increases in broker-dealer and asset management fees of $7.5 million for the three-month period ended March 31, 2008 when compared to the same period in 2007 offset by a decrease of $1.8 million in insurance fees due to a reduction in credit life commissions generated from the Santander Financial Services operation. Santander Securities Corporation business includes securities underwriting and distribution, sales, trading, financial planning, investment advisory services and securities brokerage services. In addition, Santander Securities provides portfolio management services through its wholly owned subsidiary, Santander Asset Management Corporation. The Broker-dealer, asset management and insurance operations contributed 42.0% to the Corporation’s other income for the quarter ended March 31, 2008 and 47.8% to the same period in 2007;

•	The Corporation reported a higher gain on derivatives instruments of $4.0 million for the three months ended March 31, 2008 compared with the same period in prior year due to the net effect of Corporation’s credit risk standing and counterparty risk, both incorporated in the derivative market valuation methodology pursuant the new adoption of SFAS 157.

For more information contact: María Calero (787) 751-6640 Evelyn Vega (787) 777-4546

•	There was an increase in gain on sale of securities available for sale of $2.9 million due to sale of $125 million securities sold during the first quarter of 2008, partially offset by $0.3 million on the extinguishment of certain repurchases agreements that were funding part of the securities sold;

•	There was a $0.9 million decrease in gain on sale of loans of residential mortgage loans and a $0.5 million decrease in mortgage servicing rights recognized due to a $51.9 million decrease in mortgage loans sold for the first quarter of 2008 compared with the same period in 2007;

•	A gain of $8.6 million on the sale of part of the investment in Visa, Inc. in connection with its initial public offering;

•	An unfavorable fair value adjustment of $1.6 million for loans held for sale was recorded through earnings during the first quarter of 2008.
Operating Expenses
For the three-month period ended March 31, 2008, operating expenses decreased $0.6 million to $71.4 million when compared with the figures reported in prior year. The variances in operating expenses were described below:
•	During the first quarter of 2008, total salaries and other employee benefits reflected a decrease of $1.8 million when compared with the same period the prior year. A $5.5 million decrease in stock incentive plans expense was partially offset by an increase of $3.3 million in other employee benefits mainly due to a $3.0 million increase in commissions and bonuses;

•	The non-personnel expenses reflected an increase of $1.2 million compared with the first quarter ended March 31, 2007. There was an increase of $1.1 million in FDIC assessment due to the 2007 assessment systems implemented under the Federal Deposit Insurance Reform Act of 2005 (“the Reform Act”) that imposed insurance premiums based on factors such as capital level, supervisory rating, certain financial ratios and risk information. Other increases were $0.9 million in professional fees, $0.8 million in occupancy cost due to the sale and leaseback of the Corporation’s two principal properties in December 2007 and $0.7 million in EDP servicing expenses, amortization and technical services and $0.3 million in other taxes. These increases were partially offset by $1.9 million decrease in credit card expenses due to the sale of the Corporation’s merchant business during the first quarter of 2007 and $1.5 million decrease in business promotion related to cost efficiencies obtained from the merger of Banco Santander Puerto Rico and Santander Mortgage as of January 1, 2008 and ongoing strict expense control.

For more information contact: María Calero (787) 751-6640 Evelyn Vega (787) 777-4546

The Efficiency Ratio, on a tax equivalent basis, for the three months ended March 31, 2008 and 2007 was 55.76% and 62.28%, respectively, reflecting an improvement of 652 basis points. For the three months ended March 31, 2008 there was a decrease of $5.5 million in compensation expense pursuant to a Long Term Incentive Plan to certain employees sponsored by Santander Spain due to a favorable change in Long Term Incentive Pan valuation during the three months ended March 31, 2008. Excluding the stock incentive plan expense, the Efficiency Ratio, on a tax equivalent basis, would have been 58.15% and 60.14% for the first quarter of 2008 and 2007, respectively reflecting an improvement of 199 basis points over the same period in 2007.
Balance Sheet
The Corporation’s assets reached $9.3 billion as of March 31, 2008, a 1.6% or an increase of $144.8 million compared to total assets of $9.2 billion at December 31, 2007 and a 1.2% or $110.5 million increase compared to total assets of $9.2 billion at March 31, 2007. Total cash and cash equivalents reflected an increase of $275.1 million as of March 31, 2008 compare with December 31, 2007, basically due to an increase of $208.4 million in federal funds sold and securities purchased under agreement to resell. This increase was partially offset by a $201.8 million decrease in investment securities due to the sale of $125 million of certain investment securities available for sale during the first quarter of 2008 and portfolio repayments. The net loan portfolio, including loans held for sale, reached $6.9 billion, an increase of $6.7 million at March 31, 2008. Other assets also reflected an increase of $67.5 million which consist principally of $42.0 million and $23.1 million increments in derivatives assets and accounts receivable, respectively, compared to December 31, 2007 balances.

For more information contact: María Calero (787) 751-6640 Evelyn Vega (787) 777-4546

Loans
The following table reflects the period end loan balances as March 31, 2008 and 2007 and December 31, 2007:

			March08 / March07			Mar08/Dec07
	Mar-08	Mar-07	$ Var	% Var	Dec-07	$ Var	% Var
	($ in thousands)
Commercial:
Retail	$1,951,227	1,944,569	$6,658	0.3%	$1,857,361	$93,866	5.1%
Corporate	702,881	672,653	30,228	4.5%	765,310	(62,429)	-8.2%
Construction	471,151	484,989	(13,838)	-2.9%	484,237	(13,086)	-2.7%

	3,125,259	3,102,211	23,048	0.7%	3,106,908	18,351	0.6%
Consumer:
Consumer	661,952	647,082	14,870	2.3%	674,349	(12,397)	-1.8%
Consumer finance	607,838	612,448	(4,610)	-0.8%	611,113	(3,275)	-0.5%

	1,269,790	1,259,530	10,260	0.8%	1,285,462	(15,672)	-1.2%
Mortgage (mainly residential, including loans held for sale)	2,702,178	2,681,941	20,237	0.8%	2,685,962	16,216	0.6%

Gross Loans	7,097,227	7,043,682	53,545	0.8%	7,078,332	18,895	0.3%
Allowance for loan losses	(179,150)	(115,171)	(63,979)	55.6%	(166,952)	(12,198)	7.3%

Net Loans	$6,918,077	$6,928,511	$(10,434)	-0.2%	$6,911,380	$6,697	0.1%

The net loan portfolio, including loans held for sale, reflected an increase of $6.7 million, reaching $6.9 billion at March 31, 2008, compared to the figures reported as of December 31, 2007 and a decrease of $10.4 million when compared to March 31, 2007. The mortgage loan portfolio at March 31, 2008 grew $16.2 million or 0.6% compared to December 31, 2007 and $20.2 million or 0.8% compared to March 31, 2007. Residential mortgage loan origination for the first quarter of 2008 was $107.8 million or 39.5% less than the $178.1 million originated during the same quarter last year. Total mortgage loans sold during the first quarter of 2008 were $34.8 million compared to $86.7 million during the same quarter in 2007. Construction loans decreased $13.1 million or 2.7% as of March 31, 2008 compared to December 31, 2007, and $13.8 million or 2.8% compared to March 31, 2007. The consumer loan portfolio (including consumer finance) also reflected a decrease of $15.7 million or 1.2%, as of March 31, 2008, compared to December 31, 2007. Compared to March 31, 2007, the consumer loan portfolio reflected growth of $10.3 or 0.8%. The commercial loan portfolio (including leasing) increased $31.4 million and $36.9 million compared with December 31, 2007 and March 31, 2007, respectively.
Allowance for Loan Losses
The Corporation’s allowance for loan losses was $179.2 million or 2.52% of period-end loans at March 31, 2008, a 88 basis point increase compared to $115.2 million, or 1.64% of period-end loans at March 31, 2007. The $179.2 million in the allowance for loan losses is comprised of $109.5 million related to commercial banking and $69.7 million to the consumer finance

For more information contact: María Calero (787) 751-6640 Evelyn Vega (787) 777-4546

operations with a provision for loan losses of $22.7 million and $16.9 million for each respective segment for the quarter ended March 31, 2008. At March 31, 2007, the $115.2 million in the allowance for loan losses is comprised of $49.8 million related to the consumer finance operations with a provision for loan losses of $14.5 million and $65.4 million for commercial banking with a provision for loan losses of $7.5 million for the same period.
The increment in the allowance for loan losses to period-end loan was partially due to increases in non-performing loans and loans past due 90 days or more of $188.4 million or 139.1%, from $135.4 million at March 31, 2007 to $323.8 million at March 31, 2008.
The ratio of allowance for loan losses to non-performing loans and accruing loans past due 90 days or more was 55.32% and 85.05% at March 31, 2008 and March 31, 2007, respectively, decreasing 29.73 percentage points. At March 31, 2008, this ratio remain basically flat when compare with 55.36% at December 31, 2007. Excluding non-performing mortgage loans (for which the Corporation has historically had a minimal loss experience) this ratio is 82.03% at March 31, 2008 compared to 166.95% as of March 31, 2007 and 79.51% as of December 31, 2007.
The annualized ratio of net charge-offs to average loans for the three-month period ended March 31, 2008 increased 74 basis points to 1.54% from 0.80% for the same period in 2007. This change was due to an increment in net charge-offs of $13.7 million during 2008 when compared with the same period in 2007.
At March 31, 2008, impaired loans (loans evaluated individually for impairment) with related allowance amounted to approximately $225.2 million and $25.6 million, respectively. At December 31, 2007 impaired loans with related allowance amounted to $205.6 million and $25.6 million, respectively.
Although the Corporation’s provision and allowance for loan losses will fluctuate from time to time based on economic conditions, net charge-off levels and changes in the level and mix of the loan portfolio, management considers that the allowance for loan losses is adequate to absorb probable losses on its loan portfolio.

For more information contact: María Calero (787) 751-6640 Evelyn Vega (787) 777-4546

Non-performing Assets and Past Due Loans
The following table presents the major categories of non-performing loans and the variances for the periods indicated:

				Var Mar08/	Var Mar08/
	Mar-08	Dec-07	Mar-07	Mar07	Dec07
	($ in thousands)
Past-due loans:
Non performing loans:
Residential Mortgage	$94,984	$80,805	$56,304	$38,680	$14,179
Consumer	12,926	10,818	8,155	4,771	2,108
Consumer finance	35,938	37,412	25,429	10,509	(1,474)
Commercial, construction and other	170,108	165,403	28,764	141,344	4,705

	313,956	294,438	118,652	195,304	19,518
Accruing loans past-due 90 days or more	9,877	7,162	16,768	(6,891)	2,715

Total past due loans	$323,833	$301,600	$135,420	$188,413	$22,233

As of March 31, 2008, the Corporation’s total non-performing loans (excluding other real estate owned) reached $314.0 million or 4.42% of total loans from $294.4 million or 4.16% of total loans as of December 31, 2007 and from $118.7 million or 1.68% of total loans as of March 31, 2007. The Corporation’s non-performing loans (excluding Island Finance non-performing loans of $35.9 million) reflected an increase of $184.8 million or 198.2% compared to non-performing loans as of March 31, 2007 (excluding Island Finance non-performing loans of $25.4 million) and $21.0 million compared to non-performing loans as of December 31, 2007 (excluding Island Finance non-performing loans of $37.4 million). The increase in non-performing loans (excluding Island Finance non-performing loans) is principally due to non-performing construction loans, which increased $138.5 million and residential mortgages, which increased $38.7 million compared to March 31, 2007. Compared to December 31, 2007, non-performing loans (excluding Island Finance non-performing loans) reflected an increase of $21.0 million or 8.2%. This increase was composed of increases in non-performing residential mortgages, commercial loans (including construction and leasing) and consumer loans of $14.2 million, $4.7 million and $2.1 million, respectively.
The Corporation continuously monitors non-performing assets and has deployed significant resources to manage the non-performing loan portfolio. Management expects to continue to improve its collection efforts by devoting more full time employees and outside resources.

For more information contact: María Calero (787) 751-6640 Evelyn Vega (787) 777-4546

Liabilities
As of March 31, 2008, total liabilities reached $8.7 billion, an increase of $114.5 million compared to December 31, 2007. This increase in total liabilities was principally due to an increase in total deposits of $393.0 million at March 31, 2008 from $5.2 billion at December 31, 2007. This increase was partially offset by a decrease in total borrowings (comprised of federal funds purchased and other borrowings, securities sold under agreements to repurchase, commercial paper issued, and term and capital notes) of $295.6 million or 9.4% to $2.8 billion as of March 31, 2008.
Total deposits of $5.6 billion as of March 31, 2008 were composed of $1.3 billion in brokered deposits and $4.3 billion of customer deposits. Compared to December 31, 2007, brokered deposits reflected a decrease of $188.9 million or 13.0% and customer deposits reflected increases of $581.9 million, or 15.7% as of March 31, 2008. The increase in customer deposits was due to a certificate of deposit for the amount of $640 million opened by Banco Santander, S.A. in Banco Santander Puerto Rico.
Customer Financial Assets under Control
As of March 31, 2008, the Corporation had $14.1 billion in Customer Financial Assets under Control. Customer Financial Assets under Control include bank deposits (excluding brokered deposits), broker-dealer customer accounts, mutual fund assets managed, and trust, institutional and private accounts under management.
Shareholder Value
As of March 31, 2008, the Corporation’s common stock price per share was $10.11, resulting in a market capitalization of $471.5 million, including affiliated holdings.
During the quarter ended March 31, 2008, Santander BanCorp declared a cash dividend of 10 cents per common share, resulting in a current annualized dividend yield of 4.0%.
There were no stock repurchases during 2007 and 2006 under the Stock Repurchase Program. As of March 31, 2008, the Corporation had acquired, as treasury stock, a total of 4,011,260 shares of common stock, amounting to $67.6 million.
As of March 31, 2008, the Corporation was well capitalized under the regulatory framework for prompt corrective action. At March 31, 2008 the Corporation continued to exceed the regulatory risk-based capital requirements for well-capitalized institutions. Tier I capital to risk-adjusted assets and total capital ratios at March 31, 2008 were 7.70% and 10.74%, respectively, and the leverage ratio was 5.83%.

For more information contact: María Calero (787) 751-6640 Evelyn Vega (787) 777-4546

Availability on Website
The Corporation makes available additional financial information on the Corporation’s website at www.santandernet.com, and can be accessed by clicking on “Investor Relations” on the website main page and clicking on “Financial Highlights on Excel”.
Institutional Background
Santander BanCorp is a publicly held financial holding company that is traded on the New York Stock Exchange (SBP) and on Latibex (Madrid Stock Exchange) (XSBP). 91% of the outstanding common stock of Santander BanCorp is owned by Banco Santander, S.A (Santander). The Corporation has five wholly owned subsidiaries, Banco Santander Puerto Rico, Santander Securities Corporation, Santander Financial Services, Inc., Santander Insurance Agency, Inc. and Island Insurance Corporation. Banco Santander Puerto Rico has been operating in Puerto Rico for nearly three decades. It offers a full array of services through 61 branches in the areas of commercial, mortgage and consumer banking, supported by a team of over 1,100 employees. Santander Securities offers securities brokerage services and provides portfolio management services through its wholly owned subsidiary Santander Asset Management Corporation. Santander Financial Services, Inc. offers consumer finance products through its network of 69 branches throughout the Island. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. For more information, visit the Company’s website at www.santandernet.com.
Santander (SAN.MC, STD.N) is the largest bank in the euro zone by market capitalization and fifth in the world by profit. Founded in 1857, Santander has EUR 912,915 million in assets and EUR 1,063,892 million in managed funds, 65 million customers, 11,178 branches and a presence in 40 countries. It is the largest financial group in Spain and Latin America, and is the sixth largest bank in the United Kingdom, through its Abbey subsidiary, and is the third largest banking group in Portugal. Through Santander Consumer Finance, it also operates a leading in 12 European countries (Germany, Italy and Spain, among others) and the United States. In 2007, Santander registered #eu#9,060 million in net attributable profits, an increase of 19% from the previous year.
In Latin America, Santander manages over US$300 billion in business volumes (loans, deposits, mutual funds and managed funds) through 4,498 offices. In 2007, Santander reported $3,648 million in net attributable income in Latin America, 27% higher than the prior year.
For more information contact:
María Calero (787) 777-4437
Evelyn Vega (787) 777-4546

For more information contact: María Calero (787) 751-6640 Evelyn Vega (787) 777-4546

This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which the Company operates, its beliefs and its management’s assumptions. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the Company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

For more information contact: María Calero (787) 751-6640 Evelyn Vega (787) 777-4546